Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Cablevision Systems Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-71965) on Form S-3 and in the registration statements (Nos. 333-79485, 333-57924, 033-36282-99, 333-41349-99, 333-57922, 333-134260, 333-159451 and 333-134259) filed on Form S-8 of Cablevision Systems Corporation of our report dated February 25, 2010, with respect to the consolidated balance sheets of Cablevision Systems Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficiency and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009 and the related financial statement schedule listed in Item 15(a)(2), and our report dated February 25, 2010, with respect to the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 combined annual report on Form 10-K of Cablevision Systems Corporation and CSC Holdings, LLC.

/s/ KPMG LLP

Melville, New York
February 25, 2010